Exhibit 99.1

Argos Therapeutics Enters Into $25 Million Venture Loan Facility Led by Horizon Technology Finance

DURHAM, N.C., Sept. 30, 2014 (GLOBE NEWSWIRE) -- Argos Therapeutics, Inc. (Nasdaq:ARGS) ("Argos"), a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis™ technology platform, today announced that it has entered into a $25 million venture loan led by Horizon Technology Finance Corporation (Nasdaq:HRZN) ("Horizon"). Argos plans to devote the loan proceeds to the continuing development of AGS-003, the company's lead oncology product candidate, currently being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC), and further development of its Arcelis technology platform, including the leasing, build-out and equipping of Argos's planned automated commercial manufacturing facility, and general corporate purposes.

"With this additional capital from Horizon, Argos is well positioned to further advance our development of AGS-003 and our proprietary Arcelis platform, including continuing our plan to build-out an automated manufacturing facility which we believe is critical to the successful commercialization of personalized immunotherapies such as AGS-003," stated Jeff Abbey, president and chief executive officer of Argos.

The loan is available in two tranches of $12.5 million. The initial funding of the first $12.5 million tranche closed on September 29, 2014. The first tranche, which includes an initial interest-only period of two years, is a four-year senior secured term loan that bears interest at a floating coupon rate of one-month LIBOR plus 8.75%. The second tranche of $12.5 million is available for funding upon the completion of enrollment and randomization of patients in the ongoing phase 3 trial of ASG-003. The second tranche, which includes an initial interest-only period of 18 months, is a 42-month senior secured term loan that bears interest at a floating coupon rate of one-month LIBOR plus 8.75%.

"Horizon is pleased to lead this significant loan for Argos, an exciting company with promising treatments for cancer and infectious diseases," stated Gerald A. Michaud, president of Horizon. "With Argos's recent IPO, notable investors, and a pivotal phase 3 clinical trial underway, the company is poised for further success as it works to commercialize personalized immunotherapies."

About Argos Therapeutics

Argos Therapeutics is a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis® technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). The Company is also developing a second Arcelis-based product candidate, AGS-004, for the treatment of HIV, currently being evaluated in a phase 2 clinical trial. For more information about Argos Therapeutics, visit www.argostherapeutics.com.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, Horizon is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". In addition, Horizon's 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol "HTF". To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward Looking Statements

Any statements in this press release about the Company's future expectations, plans and prospects, including statements about the Company and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including whether the Company's cash resources will be sufficient to fund our continuing operations for the period anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether the Company's product candidates will advance through the clinical trial process on a timely basis and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if product candidates obtains approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 which is on file with the SEC. In addition, the forward-looking statements included in this press release represent the Company's views as of September 30, 2014. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to September 30, 2014.

CONTACT: Argos Therapeutics, Inc.
         Media contact:
         Adam Daley
         Berry & Company Public Relations
         adaley@berrypr.com
         212-253-8881

         Investor contact:
         Angeli Kolhatkar
         Burns McClellan
         akolhatkar@burnsmc.com
         212-213-0006

         Horizon Technology Finance Corporation
         Christopher M. Mathieu
         Chief Financial Officer
         (860) 676-8653
         chris@horizontechfinance.com

         Investor Relations and Media Contact:
         The IGB Group
         Leon Berman
         (212) 477-8438
         lberman@igbir.com